UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

HUB GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held at Hub Group’s Corporate Headquarters, located at 2000 Clearwater Drive, Oak Brook, Illinois at 10:00 a.m. Central time on Tuesday, May 22, 2018.

The Notice of 2018 Annual Meeting of Stockholders and Proxy Statement describes the matters to be acted upon and is available at www.hubgroup.com/proxy.html. The Annual Report to Stockholders on Form 10-K is also available at this website.

We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to please vote your proxy either by mail, telephone or over the Internet to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

DAVID P. YEAGER
Chairman and Chief Executive Officer

HUB GROUP, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation, will be held at Hub Group’s Corporate Headquarters, located at 2000 Clearwater Drive, Oak Brook, Illinois on Tuesday, May 22, 2018, at 10:00 a.m. Central time for the following purposes:

(1)	To elect the nine nominees listed in this proxy statement to the board of directors of the Company;

(2)	To hold an advisory vote on executive compensation;

(3)	To ratify the appointment of our independent public accounting firm; and

(4)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

We plan to send a Notice of Internet Availability of Proxy Materials on or about April 9, 2018. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. The Notice of Internet Availability of Proxy Materials is not a form for voting and presents only an overview of the proxy materials.

The Board of Directors has fixed the close of business on March 28, 2018, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois

April 9, 2018

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY EITHER BY

MAIL, TELEPHONE OR OVER THE INTERNET

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

Important Notice of Internet Availability of Proxy

Materials for the Stockholders Meeting to be Held on May 22, 2018

The Proxy Statement and Annual Report to Stockholders are

Available at www.hubgroup.com/proxy.html

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HUB GROUP, INC.

2000 CLEARWATER DRIVE

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2018 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 22, 2018, and any adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about April 9, 2018.

The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 28, 2018 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 33,718,517 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

PROXIES, VOTING RIGHTS, QUORUM AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker; they will not automatically supply one to you.

Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately eighty-four (84) votes. The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that one third of Shares entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you are a beneficial stockholder and your shares are held in the name of a broker, the broker has the authority to vote shares for which you do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the matter is not a “routine” matter for which the broker has discretionary voting authority and the broker has not received instructions from the beneficial owner of the shares. The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered accounting firm is deemed a “routine” matter. All other proposals described in this proxy statement do not relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to these proposals absent your voting instructions. Additionally, broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there is a “routine” matter to be voted upon, broker non-votes will be included for purposes of determining a quorum. An inspector of elections appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such inspector of elections will determine whether or not a quorum is present.

As of March 28, 2018, members of the Yeager family, directly or by trust, own all 662,296 shares of Class B Common Stock (the “Class B Stockholders”). Consequently, the Class B Stockholders control approximately 62% of the voting power on all matters presented for stockholder action. The Class B Stockholders are parties to an Amended and Restated Stockholders’ Agreement, dated April 22, 2014 (the “Stockholders’ Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such Class B Shares. The Stockholders’ Agreement requires, among other things, that the Class B Stockholders hold a meeting prior to the Annual Meeting so that they can determine how the shares of Class B Common Stock will be voted on matters presented at the Annual Meeting. Under the Stockholders’ Agreement, if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts, each Class B Stockholder has agreed to vote or cause to be voted all of its shares of Class B stock as recommended by the independent directors of the Board of Directors. On March 29, 2018, the independent directors resolved that in the event of a deadlock or if a quorum cannot be achieved at the meeting of Class B Stockholders after two attempts, the independent directors unanimously recommend that the Class B Stockholders vote FOR the election of each nominee for director named in

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Proposal 1, FOR the approval of the Company’s executive compensation in Proposal 2, and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm in Proposal 3.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2018 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority of votes cast by shares represented in person or by proxy and entitled to vote at such Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Oak Brook, Illinois.

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PROPOSAL 1: ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s Bylaws, is currently eight. The Board of Directors has decided to expand the number of directors to nine, effective upon each of the nine nominees receiving a plurality of votes cast at the 2018 Annual Meeting. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. Mr. Yeager, Mr. Maltby, Mr. Eppen, Mr. Kenny, Mr. McNitt, Mr. Reaves, Mr. Slark and Mr. Ward each currently serve as a director of the Company. Ms. Boosalis is being nominated by the Board for the first time. The descriptions below discuss the specific experience, qualifications, attributes or skills that qualify each nominee to serve on the Company’s Board of Directors. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Directors are elected by a plurality of the votes cast by the shares represented in person or by proxy and entitled to vote on the election of directors at the Annual Meeting, provided a quorum is present. Withholding of authority to vote in the election and broker non-votes will not affect the outcome of the election, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

Name	Age	Business Experience During the Past Five Years and Other Information

David P. Yeager	65	David P. Yeager has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. Mr. Yeager was Vice Chairman of the Board from March 1995 through November 2008. From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager started working for the Company in 1975. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975.

		Mr. Yeager currently serves as the Chair of the University of Dayton Board of Trustees. He has been an employee of the Company for over 40 years and in that time has helped grow the Company from a small family business into the $4.0 billion enterprise it is today. Mr. Yeager has experience in all aspects of the business, including acting as founder and President of both the Pittsburgh Hub (1975) and the St. Louis Hub (1980). Mr. Yeager’s industry experience and Company knowledge make him uniquely suited to serve as our Chairman of the Board.

Donald G. Maltby	63	Donald G. Maltby has served as a director of the Company since 2016. Mr. Maltby was appointed President and Chief Operating Officer of the Company in September 2015. From January 2015 until September 2015, Mr. Maltby served as an advisor to the Company’s Board of Directors. Mr. Maltby served as Chief Strategy Officer from May 2014 until January 2015. Prior to that, Mr. Maltby served as Chief Supply Chain Officer from January 2011 to May 2014. From February 2004 to December 2010, Mr. Maltby served as Executive Vice President- Logistics Services. Mr. Maltby previously served as President of Hub Online, the Company’s e-commerce division, from February 2000 through January 2004. Mr. Maltby also served as President of Hub Cleveland from July 1990 through January 2000 and from April 2002 to January 2004. Prior to joining Hub Group, Mr. Maltby served as President of Lyons Transportation, a wholly owned subsidiary of Sherwin Williams Company, from 1988 to 1990. In his career at Sherwin Williams, which began in 1981 and continued until he joined the Company in 1990, Mr. Maltby held a variety of management positions including Vice-President of Marketing and Sales for its Transportation Division. Mr. Maltby received a Masters in Business Administration from Baldwin Wallace College in 1982 and a Bachelor of Science degree from the State University of New York in 1976.

		Mr. Maltby has been in the transportation and logistics industry since 1976, holding various executive and management positions. He has steadily assumed additional responsibility and has been instrumental in growing the Company’s logistics business since joining the Company over 25 years ago. Mr. Maltby’s strategic thinking and deep knowledge of the logistics industry, as well as familiarity with the Company’s business and culture, make him a valuable contributor to the Board.

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Name	Age	Business Experience During the Past Five Years and Other Information

Gary D. Eppen	81

Gary D. Eppen has served as a director of the Company since February 1996. Currently retired, Mr. Eppen was the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and Deputy Dean for part-time programs at The University of Chicago Booth School of Business. He received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956. He received an Honorary Doctor of Economics degree from the Stockholm School of Economics in 1998.

		Mr. Eppen’s experience with operations management has been valuable as the Company has evolved from a collection of small businesses to a unified network with a significant fleet of containers and a large drayage network. Mr. Eppen’s attention to detail and familiarity with financial matters make him an effective Chair of our Audit Committee. Until February 2007, Mr. Eppen served as a Director of Landauer, Inc. Mr. Eppen has used his vast experience to help the Board identify and implement best practices. Mr. Eppen brings a wealth of both academic and business experience to his service as a Director.

James C. Kenny	64

James C. Kenny has served as a director of the Company since 2016. Currently retired, Mr. Kenny has served on the board of Kenny Industries, LLC, since 2006. Kenny Industries is a holding company that owns office and industrial parks in northern Illinois and a luggage company, among other assets. Since 2011, Mr. Kenny has also served as a director of Kerry Group, PLC, a company traded on the London and Dublin stock exchanges with a market capitalization of 13 billion euro. Mr. Kenny serves as a member of Kerry Group’s Nominating and Compensation Committees.

Mr. Kenny served as Executive Vice President and Director of Kenny Construction Company from 1994 until the company was sold in 2012. He also served as President of Kenny Management Services from 2006 to 2012. Kenny Construction Company, founded in 1927, was involved in building projects across the United States and Kenny Management Services oversaw large, complex construction projects such as the Chicago Midway Airport expansion and the Chicago Bears’ stadium renovation. From 2003 until 2006, Mr. Kenny served as United States Ambassador to Ireland. Mr. Kenny received his Bachelor of Science degree in Business Administration from Bradley University.

Mr. Kenny has 35 years of experience in the construction industry, as well as three years of diplomatic experience serving as an ambassador. He has extensive experience running a family business and serving on its board. As a director, he has been involved in acquisition strategy, succession planning, union relations and governance. He also has excellent political knowledge and a large network, both locally and nationally, which is a great asset for a company in a regulated industry. Mr. Kenny brings a unique blend of experiences to the Board of Directors.

Peter B. McNitt	63

Peter B. McNitt has served as a director of the Company since 2017. Mr. McNitt currently serves as Vice Chair of BMO Harris Bank. Prior to his current position, Mr. McNitt held many leadership roles within BMO, including Senior Vice President and Head of the Emerging Majors Midwest, Executive Vice President of U.S. Corporate Banking, Executive Managing Director of U.S. Investment Banking, and Vice Chair of Business Banking. Mr. McNitt currently serves as a director of Titan International, Inc, where he is a member of the Audit Committee and Chairman of the Corporate Governance Committee. He is a graduate of Amherst College and has attended Northwestern University’s Graduate School of Management and the Graduate School of Credit and Finance at Stanford University.

As a director, Mr. McNitt brings over 40 years of financial expertise assessing corporate strategies, financial performance, management succession and risk, as well a great deal of public company board experience.

Charles R. Reaves	79	Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company. From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, ultimately as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears

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Name	Age	Business Experience During the Past Five Years and Other Information

		Roebuck & Company. Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

		Having served for 32 years as an executive at Sears, Mr. Reaves understands the needs of large shippers and retailers. In his capacity as Chief Executive Officer of Sears Logistics Services, Inc., Mr. Reaves gained valuable executive experience running a large transportation organization. Mr. Reaves has used this experience, as well as his industry knowledge, to effectively advise the Company in his role as a Director. As Chair of our Nominating and Governance Committee, Mr. Reaves has also used his experience at Sears to help shape the Company’s Governance Policies and oversee the succession planning process.

Martin P. Slark	63	Martin P. Slark has served as a director of the Company since February 1996 and Lead Director since November 2016. Since 1976, Mr. Slark has been employed by Molex Incorporated (“Molex”), a manufacturer of electronic, electrical and fiber optic interconnection products and systems. Mr. Slark is presently the Chief Executive Officer of Molex and is also a Director of Liberty Mutual Holding Company, Inc., Northern Trust Corporation and Koch Industries. Mr. Slark is a Companion of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portsmouth University in 1981.

		As Chief Executive Officer of a multi-national company, Mr. Slark has extensive experience running a large organization. Mr. Slark, originally from England, has worked for Molex for over 40 years in Europe, Asia and the United States. Mr. Slark’s leadership skills, experience with strategic planning and contacts have been a significant benefit to the Board. In addition to his role as Lead Director, Mr. Slark is Chair of the Compensation Committee, where he has been instrumental in helping formulate the compensation package for the Company’s executives.

Jonathan P. Ward	63	Jonathan P. Ward has served as a director of the Company since January 2012. Mr. Ward is an operating partner at Kohlberg & Co. and has been with that company since July 2009. He was previously chairman of the Chicago office of Lazard Ltd. and managing director, Lazard Freres & Co., LLC, joining Lazard in November 2006. Prior to Lazard, Mr. Ward was at The ServiceMaster Company for five years, where he began as President and Chief Executive Officer in 2001 and then became Chairman and Chief Executive Officer in 2002. From 1997 to 2001, he was President and Chief Operating Officer of R.R. Donnelley & Sons Company, a commercial printing company. During his 23 years at R.R. Donnelley, he served in a variety of other leadership positions. He earned a Bachelor’s degree in Chemical Engineering from the University of New Hampshire and also has completed the Harvard Business School Advanced Management Program.

		Mr. Ward was a member of the board of directors of SP Plus Corporation, where he served as a member of the Compensation Committee. Additionally, Mr. Ward served as a director of Hillshire Brands Company (and Sara Lee Corporation prior to their merger) from October 2005 to August 2014, as director of KAR Auction Services, Inc. from December 2009 to June 2014, and as a director of United Stationers Inc. from July 2011 to June 2012.

		Mr. Ward’s service as an executive, combined with his leadership capabilities, make him well qualified to be a member of the Company’s Board of Directors. Having served on numerous public company boards, Mr. Ward is able to advise as to best practices across multiple industries. Having served as a member of the Compensation Committee of SP Plus Corporation, Mr. Ward brings unique insight into other compensation models and approaches. Mr. Ward’s experience and perspective make him a valuable member of the Company’s Board of Directors.

Mary H. Boosalis	63

Mary H. Boosalis is the President and CEO of Premier Health, the largest health system in southwest Ohio. Prior to her current role, Ms. Boosalis served as President of Premier Health and as Executive Vice President and Chief Operating Officer for the organization. Ms. Boosalis joined the health system in 1986, progressively expanding her leadership roles, including 5 years as President and CEO of Miami Valley Hospital.

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Ms. Boosalis is a diplomat for the American College of Healthcare Executives, and a member of the Ohio Hospital Association and the Greater Dayton Area Hospital Association Boards. She is a member of the University of Dayton Board of Trustees, serving on the Executive Committee, and she also chairs the Finance Committee and is a member of the Compensation, Research and Scholarship Committee. Additionally, she is a member of the Dayton Chamber of Commerce Board, the Dayton Business Committee, the Dayton Minority Inclusion Committee and the Learn to Earn Board. Ms. Boosalis has been named to the Top 10 Women list by the Dayton Daily News, as an Ohio Most Powerful and Influential Woman by the Ohio Diversity Council, and as a Woman of Influence by the Dayton YWCA. Ms. Boosalis earned a Bachelor’s degree in Nursing, magna cum laude, from California State University at Fresno and a Master’s degree in Health Services Administration, magna cum laude, from Arizona State University.

In her capacity as Chief Executive Officer of Premier Health, Ms. Boosalis has gained valuable executive experience in all aspects of business. Having served on numerous civic committees and boards, Ms. Boosalis is able to advise on public outreach and best practices across different industries. In addition to her valuable experience noted above, Ms. Boosalis’ appointment would provide a diversity of viewpoints and gender to the makeup of the board.

The Board of Directors unanimously recommends that the stockholders vote FOR ALL the nominees presented in Proposal 1.

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MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended December 31, 2017, the full Board of Directors met four times at regularly scheduled meetings and one time at a special meeting. The Audit Committee met eight times at regularly scheduled meetings. The Compensation Committee met two times and the Nominating and Governance Committee met twice. During 2017, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served. The Company encourages each member of the Board of Directors to attend each annual meeting of stockholders. All directors attended the Company’s 2017 annual meeting of stockholders held on May 10, 2017.

Audit Committee

The duties of the Audit Committee are to oversee the Company’s internal control structure and review the Company’s financial statements and other financial information to be included in the Company’s 10-K. Additionally the Audit Committee is responsible for the selection, compensation and oversight of the Company’s independent auditors and review of the Company’s annual audit plan. The members of the Audit Committee are Messrs. Eppen (Chair), Kenny, McNitt, Reaves, Slark and Ward. If Ms. Boosalis is elected at the Annual Meeting, the Board of Directors intends to appoint her to the Audit Committee. The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

The Board of Directors has determined that Ms. Boosalis and Messrs. Eppen, Kenny, McNitt, Reaves, Slark and Ward are “independent” in accordance with the applicable corporate governance listing standard of NASDAQ. See the section “Director Independence Determinations” below for further details. The Board of Directors determined that Mr. McNitt has the knowledge and experience to be an “audit committee financial expert” as that term is defined in the regulations promulgated under the Securities Exchange Act of 1934. Mr. McNitt was appointed by the Board of Directors in November 2017 as an audit committee financial expert. Additionally, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Audit Committee requirements of NASDAQ.

Compensation Committee

The Compensation Committee is responsible for providing assistance to the Board in the discharge of its responsibilities relating to compensation and development of the Company’s Chief Executive Officer and other executive officers. The members of the Compensation Committee are Messrs. Slark (Chair), Eppen, Kenny, McNitt, Reaves and Ward. If Ms. Boosalis is elected at the Annual Meeting, the Board of Directors intends to appoint her to the Compensation Committee. The Compensation Committee reviews, adopts, terminates, amends or recommends to the Board the adoption, termination or amendment of equity-based employee plans, and incentive compensation plans, as further described in the Compensation Committee Charter. The Compensation Committee used Korn Ferry Hay Group (“Korn Ferry”) as its compensation consultant in 2017 to assist in the evaluation of the Chief Executive Officer and executive officer compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and recommend the director nominees to the Board for the next annual meeting of stockholders, assist the Board with succession planning and develop and recommend to the Board the corporate governance guidelines and other corporate governance policies applicable to the Company. The members of the Nominating and Governance Committee are Messrs. Reaves (Chair), Eppen, Kenny, McNitt, Slark and Ward. If Ms. Boosalis is elected at the Annual Meeting, the Board of Directors intends to appoint her to the Nominating and Governance Committee. The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

Nominations of Directors

Directors may be nominated by the Board of Directors or by stockholders in accordance with the Bylaws. As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, experience, independence, understanding of the

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Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors. The Nominating and Governance Committee seeks to obtain candidates who will provide a diversity of viewpoints, professional experience, education and skills that complement those already existing on the Board. In addition, in selecting directors, the Nominating and Governance Committee will consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, gender, race, ethnicity, education, and other attributes which contribute to the Board’s diversity. In performing its responsibilities for identifying, screening and recommending candidates to the Board, the Nominating & Governance Committee (i) ensures that candidates with a diversity of ethnicity and gender are included in any pool of candidates from which Board nominees are chosen, and (ii) considers diverse candidates from nonexecutive corporate positions and non-traditional environments. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

If a stockholder desires to nominate persons for election as directors, timely written notice must be given and received, in advance of the stockholder meeting, by the Secretary of the Company at 2000 Clearwater Drive, Oak Brook, IL 60523, either by personal delivery or by United States mail. Pursuant to the Bylaws, such notice must be received not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or, between February 21, 2019 and March 23, 2019, for the 2019 Annual Meeting; provided, however, that in the event that the date of the 2019 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the 2018 Annual Meeting, the notice must be received no earlier than the 90th day prior to such meeting and not later than the close of business of the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Leadership Structure

The Company is led by David P. Yeager, who has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. The Board of Directors believes that Mr. Yeager’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders because this leadership structure promotes a unified vision for our Company, strengthens the ability of the CEO to develop and implement strategic initiatives and facilitates our Board’s efficient and effective functioning.

The Board of Directors believes that the members of the Board and the three standing Board Committees provide an appropriate framework for overseeing the Company’s management and operations and strike a sound balance with appropriate oversight. The Company’s directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. The Board is collegial and all Board members are well engaged in their responsibilities. The Company’s non-management directors regularly meet in executive session and typically these meetings are held in conjunction with a Board meeting. All Board members express their views and are open to the opinions expressed by other directors.

The Board recognizes the importance of having a strong independent board leadership structure to ensure accountability. Mr. Slark has served as Lead Director since November 2016. The Company’s Corporate Governance Guidelines provide that if the Chairman is an employee Director, then the Board may select a Lead Director from among the independent directors based on the recommendation of the Nominating and Governance Committee. The Board believes the appointment of a Lead Director is a valuable addition to our Board structure and will facilitate the effective performance of the Board in its role providing governance and independent oversight.

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Risk Oversight

The Board of Directors is ultimately responsible for overseeing risk management at the Company. The Board has delegated to the Compensation Committee responsibility for oversight of compensation risk. The Board has delegated to the Audit Committee various risk management responsibilities. To fulfill these responsibilities, at each quarterly meeting the Audit Committee receives (i) a report from the Director of Internal Audit regarding internal controls and an update on Internal Audit’s annual plan, (ii) a report from the General Counsel regarding any material litigation developments or regulatory risks, and (iii) a report from the Company’s independent auditors. The Board also receives a report from the Chief Information Officer on cyber security risk and a report from the President of Hub Group Trucking on driver safety. The Audit Committee reports any material issues to the Board. The Board has also charged the Audit Committee with the responsibility for undertaking an annual comprehensive risk review, which includes a review of the steps taken by the Company to mitigate key risks. The list of risks is prepared by management and discussed at an Audit Committee meeting. Any issues that arise from this discussion are then reviewed with the Board as necessary. The Audit Committee also receives an annual report from the General Counsel highlighting certain non-business risks and the processes used to mitigate those risks. The Audit Committee has implemented an Ethics Hotline that provides a completely anonymous and confidential way for employees, officers, directors and others to report accounting complaints and other unethical behavior. The General Counsel provides a quarterly report summarizing any complaints made through the Ethics Hotline to the Audit Committee. The Board has charged the Nominating and Governance Committee with managing the risks related to succession planning. In addition to reports from the Audit, Compensation and Nominating and Governance Committees, the Board periodically discusses risk management issues as necessary. The risk oversight function is also supported by our Chairman of the Board and Chief Executive Officer, whose industry leadership, tenure and experience provide a deep understanding of the risks that the Company faces. Collectively, these processes are intended to provide the Board of Directors as a whole with an in-depth understanding of risks faced by the Company. The Board of Directors believes that the Chairman of the Board and Chief Executive Officer, who has an integral role in our day-to-day risk management processes, together with the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and an experienced senior management team provide the appropriate leadership to assist in effective risk oversight by the Board of Directors.

Controlled Company

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by NASDAQ since the members of the Yeager family, pursuant to their ownership of Class A and all Class B Common Stock, control approximately 62% of the voting power of the Company as of March 28, 2018. Pursuant to the Stockholders’ Agreement, the Class B Stockholders have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of the Class B Stockholders after two attempts.

Code of Ethics

Our Code of Business Conduct and Ethics (the “Code”) establishes the principles, policies, standards and conduct for professional behavior in the workplace. The Code applies to all employees and may be found on the Corporate Governance page on the Company’s website, www.hubgroup.com. Any waiver of the Code for executive officers of the Company requires approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investors section of our Company’s website, www.hubgroup.com, any amendments to, or waivers from, the Code that are required to be publicly disclosed under the rules of the SEC. The Audit Committee has also established an Ethics Hotline for employees, officers, directors and third parties to communicate concerns over accounting, auditing matters or other matters.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which may be found on the Corporate Governance page on the Company’s website, www.hubgroup.com. These guidelines reflect the Board of Directors’ commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view of enhancing stockholder value.

Director Independence Determinations

We believe that a substantial majority of the members of our Board should be independent non-employee directors. Our Board has affirmatively determined that seven of our nine director nominees, namely Ms. Boosalis and Messrs. Eppen, Kenny, McNitt, Reaves, Slark and Ward, qualify as ‘‘independent directors’’ in accordance with NASDAQ listing standards independence requirements. Each of these directors and nominees has also been determined to have the requisite NASDAQ “financial sophistication” qualifications, with Mr. McNitt qualifying as an Audit Committee Financial Expert. All of the members of our Audit Committee, Compensation Committee and the Nominating and Governance Committee are independent and financially sophisticated.

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The NASDAQ listing standards include a series of objective tests for determining the independence of a director. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Corporate Governance page of our Company’s website, www.hubgroup.com. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company, its management and/or its independent registered public accounting firm.

Communicating with the Board

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address set forth herein and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. Each stockholder communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

Review of Related Party Transactions

Our Related Person Transaction Policy governs the review, approval and ratification of transactions involving the Company and related persons. Related persons include our executive officers, directors, director nominees, 5% or greater stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel of the Company is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel then assesses whether the proposed transaction is a related person transaction for purposes of the policy and SEC rules. If the General Counsel determines that the proposed transaction is a related person transaction for such purposes, the proposed transaction is then submitted to the Audit Committee of the Board of Directors for its consideration; except for related parties who are employees, which process is described below. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event a person involved with, or connected to, the proposed transaction is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his immediate family members is the related person. The Audit Committee then makes a recommendation to the Board. The Board approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Board. In the event that the Company becomes aware of a related person transaction that has not been previously approved or ratified by the Board or the Audit Committee, a similar process is undertaken by the Board and the Audit Committee to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy. A copy of our Related Person Transaction Policy is available on the Corporate Governance page of our website at www.hubgroup.com.

In accordance with the Company’s Related Person Transaction Policy, all compensation paid to related party employees is reviewed and approved by the Compensation Committee. Mr. Jude Troppoli, the brother-in-law of Mr. David Yeager, serves as Director of Documentation. Mr. Phillip Yeager and Mr. Matthew Yeager, sons of Mr. David Yeager, serve as Chief Commercial Officer and Vice President Specialized Intermodal Services, respectively. Mr. Tom Buffington, the stepson of Mr. Donald Maltby, serves as Assistant Vice President, Account Management. Mr. John C. Vesco, Executive Vice President, President of Hub Group Trucking and Ms. Vava R. Dimond, Executive Vice President and Chief Information Officer are husband and wife. Each of Mr. Troppoli, Mr. Buffington, Mr. Phillip Yeager, Mr. Matthew Yeager, Mr. Vesco and Ms. Dimond earned in excess of $120,000 in salary and bonuses for 2017. Each individual’s compensation is comparable to other employees with equivalent qualifications, experience and responsibilities at the Company. All compensation for the foregoing individuals was approved by our Compensation Committee. There were no other related person transactions in 2017.

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OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the current executive officers of the Company named in the table under “Compensation of Directors and Executive Officers--Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of March 1, 2018. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted. The Company acts as transfer agent for the Class B Common Stock. Beneficial ownership of shares of Class B Common Stock is based on the stock ledger maintained by the Company as of the Record Date and the terms of the Stockholders’ Agreement (the “Stockholders Agreement”).

	Number (1)
Name	Class A	Percentage	Class B	Percentage
David P. Yeager (2)(3)	304,864	*	662,296	100%
Mark A. Yeager (2)(4)	—	*	662,296	100%
Terri A. Pizzuto	177,801	*	—	*
Donald G. Maltby	123,807	*	—	*
James J. Damman	91,066	*	—	*
David L. Marsh	99,857	*	—	*
Gary D. Eppen	81,449	*	—	*
Charles R. Reaves	71,268	*	—	*
Martin P. Slark	101,893	*	—	*
Jonathan P. Ward	21,665	*	—	*
James Kenny	15,125	*	—	*
Peter McNitt	9,625
All directors and executive officers (16 people)	1,316,320	3.9%	662,296	100%
BlackRock, Inc. (5)	4,255,103	12.7%	—	*
Diamond Hill Capital Mgt., Inc. (6)	3,139,828	9.3%	—	*
The Vanguard Group (7)	3,035,863	9.0%	—	*
Dimensional Fund Advisors LP (8)	2,586,803	7.7%	—	*

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	David Yeager, as trustee, and Mark Yeager are parties to the Stockholders’ Agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts. See the section “Proxies, Voting Rights, Quorum and Procedures” for more details. Except as provided in footnotes 3 and 4 each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 62% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(3)	Includes 154,583 shares of Class B Common Stock owned by the DPY 2015 Exempt Children’s Trust, 51,624 shares of Class B Common Stock owned by the Laura C. Yeager 2015 GST Trust, 51,624 shares of Class B Common Stock owned by the Matthew D. Yeager 2015 GST Trust and 51,624 shares of Class B Common Stock owned by the Phillip D. Yeager 2015 GST Trust, 21,693 shares of Class B Common Stock owned by David P. Yeager Nonexempt Trust created under Philip C. Yeager 1994 Trust and 331,148 shares of Class B Common Stock beneficially owned by Mark A. Yeager, to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. See Notes 2 and 4.

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(4)	Includes 86,794 shares of Class B Common Stock owned by Mr. Mark A. Yeager individually, 87,866 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust, 87,866 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust, 48,715 shares of Class B Common Stock owned by the Mark A. Yeager Non-Exempt Trust, and 331,148 shares of Class B Common Stock beneficially owned by David P. Yeager, to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. Also includes 19,907 shares of Class B Common Stock owned by the Mark A. Yeager Perpetual Trust for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion. See Notes 2 and 3.

(5)	BlackRock, Inc. (“BlackRock”) filed Amendment No. 9 to Schedule 13G dated January 19, 2018 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, BlackRock has sole dispositive power with respect to all 4,255,103 shares of Class A Common Stock beneficially owned and sole voting power with respect to 4,171,499 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by BlackRock is indicated as of December 31, 2017. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)	Diamond Hill Capital Management, Inc. (“Diamond Hill”) filed Amendment No. 3 to Schedule 13G dated February 9, 2018 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Diamond Hill has sole dispositive power with respect to all 3,139,828 shares of Class A Common Stock and sole voting power with respect to 3,014,874 shares of Class A Common Stock. The number of shares beneficially owned by Diamond Hill is indicated as of December 31, 2017. The address of Diamond Hill is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

(7)	The Vanguard Group, Inc. (“Vanguard”) filed Amendment No. 6 to Schedule 13G dated February 9, 2018 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Vanguard has sole dispositive power with respect to 2,997,977 shares of Class A Common Stock, shared dispositive power with respect to 37,886 shares of Class A Common Stock, sole voting power with respect to 36,356 shares of Class A Common Stock and shared voting power with respect to 4,315 shares of Class A Common Stock. The number of shares beneficially owned by Vanguard is indicated as of December 31, 2017. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Dimensional Fund Advisors LP (“Dimensional”) filed Amendment No. 1 to Schedule 13G dated February 9, 2018 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Dimensional has sole dispositive power with respect to all 2,586,803 shares of Class A Common Stock and sole voting power with respect to 2,487,972 shares of Class A Common Stock. The number of shares beneficially owned by Dimensional is indicated as of December 31, 2017.The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and ten-percent beneficial owners were complied with during the 2017 fiscal year.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers (for purposes of this proxy statement, the term “executive officer” means the senior leadership of the Company, including Section 16 Officers and Named Executive Officers). Our Compensation Committee consists of the six current independent members of the Board. Our Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable, competitive and drives behavior that increases stockholder value over the long-term.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives. We seek to incentivize our executives through both short term and long term awards, with a goal of rewarding superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee, with input and recommendations from our Chief Executive Officer and our President, makes all compensation decisions for the executive officers and approves recommendations of equity awards to all executive officers of the Company. The Chief Executive Officer and the President do not play any role in the Compensation Committee’s determination of their own compensation. The Chief Executive Officer and the President annually review the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual stock and cash award amounts, are presented to the Compensation Committee. Our Compensation Committee can exercise its discretion in modifying any recommended adjustments of stock or cash awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Compensation Consultant. To help the Company achieve its compensation objectives, our Compensation Committee engaged Korn Ferry as its independent compensation consultant for 2017. Korn Ferry or its predecessor, Hay Group, has been the compensation consultant to the Compensation Committee since 2004. The consultant’s role is to advise our Compensation Committee on all executive compensation matters. The Compensation Committee asked the consultant to provide relevant market data and evaluate the Company’s total compensation system relative to the compensation systems employed by comparable companies in the transportation industry and the overall U.S. industrial market. The consultant provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. In 2017, Korn Ferry did not provide any additional services to the Company in excess of $120,000.

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Market Benchmarking. A benchmark group of publicly-traded companies in the transportation industry is chosen based on comparable revenue, market capitalization and number of employees. The peer group is used annually by our Compensation Committee to ensure that Hub Group’s compensation programs offer competitive total compensation opportunities and reflect best practices in compensation plan design. For 2017, the companies comprising the “Compensation Peer Group” were:

Company	Ticker Symbol	Annual Sales ($MM) (1)	Market Cap ($MM) (2)	Number of Employees
ArcBest Corporation	ARCB	$2,826	$850	13,000
Heartland Express, Inc.	HTLD	$607	$1,628	3,800
J.B. Hunt Transportation Services, Inc.	JBHT	$7,190	$13,010	24,681
Knight - Swift Transportation, Inc. (3)	KNX	$2,400	$8,653	25,400
Landstar System, Inc.	LSTR	$3,600	$4,560	1,273
Old Dominion Freight Line, Inc.	ODFL	$3,358	$11,340	19,183
Roadrunner Transportation Systems, Inc.	RRTS	$2,033	$144	4,645
Ryder System, Inc.	R	$7,330	$3,877	36,100
Saia, Inc.	SAIA	$1,380	$1,826	9,800
Universal Logistics Holdings, Inc.	ULH	$1,217	$625	8,231
Werner Enterprises, Inc.	WERN	$2,117	$2,717	12,154
XPO Logistics, Inc.	XPO	$15,309	$11,871	95,000
YRC Worldwide, Inc.	YRCW	$4,891	$293	32,000
75th Percentile	—	$4,891	$8,653	25,400
Median	—	$2,826	$2,717	13,000
25th Percentile	—	$2,033	$850	8,231
Hub Group, Inc.	HUBG	$4,035	$1,473	4,377
Hub Percentile Rank	—	70%	31%	14%

(1)	Values as of most recent reported fiscal year.

(2)	As of March 1, 2018.

(3)	Knight Transportation, Inc. and Swift Transportation Co. completed a merger in September of 2017.

In addition, information on annual base salary increases and compensation data for the U.S. general industrial markets is provided by our Compensation Committee’s independent compensation consultant.

The Company’s Chief Executive Officer and the President develop pay recommendations for the Company’s executives based on (i) the aforementioned market data, (ii) each executive’s individual performance and functional responsibilities as determined by the Chief Executive Officer and the President and (iii) Company performance, both financial and non-financial. Our Compensation Committee reviews and approves these pay recommendations with the advice of its independent compensation consultant. Our Compensation Committee also sets the base salary and incentive opportunities for the Company’s Chief Executive Officer based on (i) the aforementioned market data, (ii) the Chief Executive Officer’s individual performance and responsibilities and (iii) Company performance, both financial and non-financial.

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Our Compensation Committee generally seeks to set the base salary for executive officers at a competitive level compared to similarly situated executives according to survey data from the Korn Ferry Executive Compensation Report (the “Korn Ferry survey”). Our Compensation Committee also considers, on a secondary basis, the executive compensation disclosure included in the proxy statements of the companies comprising the Compensation Peer Group. Variations to this objective do occur as dictated by the experience level of the individual, personal performance and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by our compensation consultant to determine the appropriate level and mix of incentive compensation. Pay for such incentive compensation is awarded as a result of the performance of the Company or the individual, depending on the type of award, compared to pre-established goals. Hub’s stockholders have overwhelmingly approved the Company’s 2016, 2015 and 2014 compensation for named executive officers with over 90% approval ratings each year. For 2017, our Compensation Committee continued with this same general compensation structure since the Committee believes it is a successful structure and has been consistently supported by our stockholders.

2017 Executive Compensation Components

The Company’s executive compensation program has three main components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary. To attract and retain qualified executives, base salary is provided to our executive officers. The base salary is determined based on position and responsibility using competitive criteria. During its review of base salaries for the executives, our Compensation Committee primarily considers (i) market data provided by our outside consultants, (ii) an internal review of the executive’s compensation, both individually and relative to other officers, and (iii) individual performance of the executive. Salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities. Increases are based on increases in the cost of living, individual performance and market data. For 2017, the Compensation Committee provided salary increases of 7.5% for Mr. Yeager, 7.1% for Mr. Maltby, 6.7% for Ms. Pizzuto, 10% for Mr. Damman and 11.1% for Mr. Marsh.

Annual Cash Incentive. The Company’s annual cash incentive recognizes and rewards executives for taking actions that build the value of the Company and generate competitive total returns for stockholders. Our annual cash incentive is determined with the assistance of the Korn Ferry survey referred to above. The value of Mr. Yeager’s target award is 100% of his annual base salary, while the other executives are generally set at 60-70% of their annual base salary. This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and our President. For our other executive officers, this incentive is based on a combination of EPS (70-80%) and on individual performance compared against certain pre-determined personal goals (20-30%). The personal goals vary by officer. For 2017, the personal goals for officers responsible for each of our service lines were generally tied to specific financial metrics for the service line managed by the executive. For our other executives, the personal goals were generally tied to specific objectives within their area of responsibility. The personal goals are generally set at a level that is believed to be achievable with superior personal performance.

Each year our Compensation Committee sets an EPS target for our Company, which may take into account one-time charges and the impact of our share buyback program. Once the year is completed, Hub Group’s earnings per share is compared against the EPS target. If we meet the EPS target, we pay the EPS portion of the award. If we do not meet our EPS target, we do not pay any cash incentive related to EPS or we pay a reduced incentive based on a sliding scale. In the same way, our executives can earn, also on a sliding scale, up to twice their EPS target incentive if we substantially exceed our EPS target. For 2017, the Compensation Committee set the full value EPS target of $2.40 and the threshold at $2.29 to receive any portion of the EPS cash incentive. As the Company’s adjusted EPS for 2017 was below the pre-approved target and threshold numbers, our executives did not receive their EPS target incentive in 2017. Therefore Mr. Yeager and Mr. Maltby received no annual cash incentive for 2017.

Ms. Pizzuto’s target incentive related to personal goals was $67,200. For 2017, Ms. Pizzuto’s total bonus related to personal goals was $16,800. Mr. Damman’s target incentive related to personal goals was $61,600, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2017, Mr. Damman’s total bonus related to personal goals was $30,800. Mr. Marsh’s target incentive related to personal goals was $56,000, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2017, Mr. Marsh’s total bonus related to personal goals was $73,500.

All cash compensation is approved by our Compensation Committee before it is paid to our executive officers.

Long-Term Equity Incentives. The Company’s Long-Term Equity Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. The program allows for the

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awarding of options and stock appreciation rights, time and performance based restricted stock and performance units. The Long-Term Equity Incentive Program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their ownership stake in the Company through grants of the Company’s Class A Common Stock. The Company adopted the Hub Group, Inc. 2017 Long-Term Incentive Plan in connection with its Long-Term Equity Incentive Program.

The Company has historically made an annual grant of time-based restricted stock to its executive officers. Our Compensation Committee reviews management’s recommendation and approves restricted stock awards for each Section 16 officer. Our restricted stock grants for employees typically vest over three to five years. Beginning in 2018, the Compensation Committee began granting performance based restricted stock to each Section 16 officer in addition to time-based restricted stock grants. The 2018 grants consisted of 50% performance-based restricted stock cliff vesting after the third anniversary and 50% time-based restricted stock vesting ratably over a five year period.

In August 2017, our Compensation Committee delegated to our Chief Executive Officer the ability to grant up to 75,000 shares of restricted stock in the aggregate to non-executive officers each year. Our Chief Executive Officer grants this stock from time to time to new hires or in connection with a promotion or outstanding performance by current employees. The Company has not granted any stock options since 2003.

Perquisites and Other Compensation

In line with our Executive Perquisites Policy (“Perquisites Policy”), the Company provides executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

All of our named executive officers participated in our 401(k) plan and received matching funds up to the federally allowed maximum match. We maintain $50,000 of life insurance on all of our executive officers. The Company maintains a non-qualified deferred compensation plan and provides a matching contribution to participants. The Company makes available to its executive officers an annual physical at a local hospital. The Company allows personal use of its fractional airplane interests by certain executive officers. Personal use of our aircraft interests requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our aircraft interests at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. The Company does not make it a practice to provide tax gross-ups to our named executive officers for perquisites and other compensation.

Retirement and Other Benefits

Pension Benefits

We do not provide pension arrangements or subsidized post-retirement health coverage for our executives or employees.

Non-Qualified Deferred Compensation

Our executive officers, in addition to certain other key managerial employees, are entitled to participate in the Hub Group, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to this plan, eligible employees can defer certain compensation on a pre-tax basis. The Deferred Compensation Plan is discussed in further detail in the table below under the heading “2017 Nonqualified Deferred Compensation.”

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment contracts with us. Certain payments will be made upon a change of control. These payments are discussed in further detail under “Potential Payouts upon Termination or Change of Control.”

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, our Board adopted a policy that requires each executive officer to maintain a minimum ownership interest in the Company. Each executive officer, other than the Chief Executive Officer, must own Company stock with a value of at least two times his or her base annual salary. The Chief

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Executive Officer must own Company stock with a value of at least three times his base salary. Each executive officer has five years to meet this requirement. Until they do, executive officers must retain a minimum of 25% of the stock granted to them in any one year. Our non-employee directors have also agreed to maintain stock valued at three times their annual retainer, which was increased in February 2017 from two times their annual retainer. Our non-employee directors have been given five years to meet this requirement and until they do, must retain a minimum of 25% of the stock granted to them in any one year.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million.

Section 274(e) of the Code limits the Company’s deduction for expenses allocated to certain personal use of its fractional airplane interests. For 2017, such expenses, less amounts reimbursed to the Company, were not deductible for federal income tax purposes.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K and based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE

Martin P. Slark, Chairman
Gary D. Eppen
James C. Kenny Peter B. McNitt Charles R. Reaves
Jonathan P. Ward

17

2017 SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 paid or awarded to those persons who were: (i) the Company’s chief executive officer at December 31, 2017, (ii) the Company’s chief financial officer at December 31, 2017 and (iii) the Company’s three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, together with the Company’s chief executive officer and chief financial officer, the “Named Executive Officers”).

Name and Principal		Salary	Bonus	Stock Awards (1)	Non- Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)		Total
Position	Year	($)	($)	($)	($)	($)	($)		($)
David P. Yeager	2017	860,000	—	1,750,000	—	—	233,268	(5)	2,843,268
Chairman and Chief	2016	800,000	—	988,500	880,000	—	192,778		2,861,278
Executive Officer	2015	714,563	—	902,902	700,272	—	169,891		2,487,628
Terri A. Pizzuto	2017	480,000	—	787,500	16,800	—	22,530	(6)	1,306,830
Executive Vice President,	2016	450,000	—	593,100	332,325	—	21,486		1,396,911
CFO and Treasurer	2015	420,050	—	615,615	358,723	—	19,984		1,414,372
Donald G. Maltby	2017	600,000	—	962,500	—	—	206,620	(7)	1,769,120
President and Chief Operating	2016	560,000	—	659,000	431,200	—	147,828		1,798,028
Officer	2015	166,696	—	702,180	174,766	—	233,441		1,277,083
James J. Damman	2017	440,000	—	656,250	30,800	—	11,780	(8)	1,138,830
President, Mode	2016	400,000	—	494,250	303,333	—	7,986		1,205,569
Transportation, LLC	2015	372,376	—	492,492	341,469	—	7,382		1,213,719
David L. Marsh	2017	400,000	—	756,263	73,500	—	24,455	(9)	1,254,218
Chief Highway Solutions	2016	360,000	—	494,250	322,560	—	18,786		1,195,596
Officer	2015	344,793	—	492,492	321,062	—	17,726		1,176,073

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(1)	Consists of the aggregate grant date fair value of restricted stock awards made by our Company to our executives in 2017, 2016 and 2015 in accordance with FASB ASC Topic 718. The amounts expensed in 2017, 2016 and 2015 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company to our executives each with a vesting period of five years are $1,052,473, $845,164 and $777,567, respectively, for Mr. David Yeager; $620,283, $561,323 and $519,311, respectively, for Ms. Pizzuto; $558,360, $365,860 and $78,020, respectively, for Mr. Maltby (Mr. Maltby’s 2015 grant vests over three years); $555,958, $524,652 and $471,051, respectively, for Mr. Damman; and $525,433, $452,012 and $411,713, respectively for Mr. Marsh.

(2)	In addition to salary, our Compensation Committee provides an annual cash incentive. Our annual cash incentive is determined with the assistance of the Korn Ferry survey. With the exception of the Chief Executive Officer, the value of the target award is generally set at 60 - 70% of salary. This incentive is based solely on EPS for our Chief Executive Officer and our President and Chief Operating Officer. For our other named executive officers, 80% of this incentive is based on EPS and 20% is based on individual performance compared against certain predetermined personal goals.

(3)	Represents above market earnings on deferred compensation.

(4)	Personal use of our fractional airplane interests is subject to the Company’s Perquisites Policy and requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our fractional aircraft interest at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. We value the personal use of our aircraft interests as the difference between the amount paid by the executive to the Company for use of the plane and the aggregate incremental cost of using the plane. The incremental cost includes the hourly flight fee, all fuel charges, overnight fees, on-board catering, landing fees, parking fees, certain taxes and passenger ground transportation. We do not include in incremental costs the fixed costs that do not change based on personal usage, such as monthly management fees or the purchase or lease costs of our fractional interest in aircraft.

(5)	Represents our Company’s matching contribution to the Section 401(k) plan of $8,100, the value of insurance premiums paid by the Company for term life insurance equal to $30, the match made to Mr. Yeager’s account in our Deferred Compensation Plan equal to $25,800 and the value of an executive physical equal to $4,821. Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $194,517.

(6)	Represents our Company’s matching contribution to the Section 401(k) plan of $8,100, the value of insurance premiums paid by the Company for term life insurance equal to $30 and the match made to Ms. Pizzuto’s account in our Deferred Compensation Plan equal to $14,400.

(7)	Represents our Company’s matching contribution to the Section 401(k) plan of $8,100, the value of insurance premiums paid by the Company for term life insurance equal to $30, the match made to Mr. Maltby’s account in our Deferred Compensation Plan equal to $18,000, housing related expenses of $50,000 and the value of an executive physical equal to $4,400. Also represents Mr. Maltby’s personal use of our Company’s fractional airplane interests and associated tax gross up equal to $126,090.

(8)	Represents our Company’s matching contribution to the Section 401(k) plan of $8,100 and the value of insurance premiums paid by the Company for term life insurance equal to $30 and the value of an executive physical equal to $3,650 for Mr. Damman.

(9)	Represents our Company’s matching contribution to the Section 401(k) plan of $8,100 and the value of insurance premiums paid by the Company for term life insurance equal to $30 and the match made to Mr. Marsh’s account in our Deferred Compensation Plan equal to $12,000 and the value of an executive physical equal to $4,325.

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2017 GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock		All Other
								Awards:		Option
								Number		Awards:
		Estimated Future Payouts			Estimated Future Payouts			of Shares		Number of	Exercise or	Grant Date
		Under Non-Equity			Under Equity Incentive Plan			of Stock		Securities	Base Price	Fair Value of
		Incentive Plan Awards			Awards			or		Underlying	of Option	Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)		Options (#)	Awards ($/Sh)	and Option Awards ($)
David P. Yeager
Restricted Stock	1/2/2017	—	—	—	—	—	—	40,000	(1)	—	—	1,750,000
Annual Cash Incentive		—	860,000	1,720,000
Terri A. Pizzuto
Restricted Stock	1/2/2017	—	—	—	—	—	—	18,000	(1)	—	—	787,500
Annual Cash Incentive		—	336,000	604,800
Donald G. Maltby
Restricted Stock	1/2/2017	—	—	—	—	—	—	22,000	(1)	—	—	962,500
Annual Cash Incentive		—	420,000	840,000
James J. Damman
Restricted Stock	1/2/2017	—	—	—	—	—	—	15,000	(1)	—	—	656,250
Annual Cash Incentive		—	308,000	616,000
David L. Marsh
Restricted Stock	1/2/2017	—	—	—	—	—	—	17,286	(1)	—	—	756,263
Annual Cash Incentive		—	280,000	560,000

(1)	Restricted stock that vests ratably annually on the date of grant over five years.

Narrative Description for Summary Compensation and Grants of Plan-Based Awards Tables

As part of the annual compensation package, our Compensation Committee grants restricted Class A Common Stock to our executive officers. Generally, these awards are based on merit and the Korn Ferry survey and vest over five years. The Company has historically made an annual grant of time based restricted stock to its executive officers. In November 2017, the Compensation Committee approved the terms for performance based restricted stock awards to be granted starting in 2018. Our Compensation Committee reviews management’s recommendation and approves the restricted stock awards for each Section 16 officer. These restricted shares are entitled to dividends to the same extent as ordinary shares, but the dividends are restricted to the same extent as the underlying security. Once the restricted stock vests, any dividends paid on that stock also vest. We do not have employment agreements with our executive officers.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	Option Awards					Stock Awards
			Equity
			Incentive						Equity
			Plan						Incentive Plan	Equity Incentive
	Number		Awards:					Market	Awards:	Plan Awards:
	of	Number of	Number of			Number of		Value of	Number of	Market or Payout
	Securities	Securities	Securities			Shares or		Shares or	Unearned	Value of
	Underlying	Underlying	Underlying			Units of		Units of	Shares, Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Other Rights	Units or Other
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	That Have Not	Rights That Have
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)
David P. Yeager	—	—	—	—	—	40,000	(1)	1,916,000	—	—
						24,000	(2)	1,149,600
						14,520	(3)	695,508
						8,800	(4)	421,520
						4,400	(5)	210,760
Terri A. Pizzuto	—	—	—	—	—	18,000	(1)	862,200	—	—
						14,400	(2)	689,760
						9,900	(3)	474,210
						6,000	(4)	287,400
						3,000	(5)	143,700
Donald G. Maltby	—	—	—	—	—	22,000	(1)	1,053,800	—	—
						16,000	(2)	766,400
						6,000	(6)	287,400	—	—
James J. Damman	—	—	—	—	—	15,000	(1)	718,500
						12,000	(2)	574,800
						7,920	(3)	379,368
						4,000	(4)	191,600
						2,000	(5)	95,800
						1,992	(7)	95,417
						1,058	(8)	50,678
David L. Marsh	—	—	—	—	—	17,286	(1)	827,999	—	—
						12,000	(2)	574,800
						7,920	(3)	379,368
						4,800	(4)	229,920
						2,400	(5)	114,960

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(1)	Restricted stock remaining from a grant made on January 2, 2017 that vests ratably annually on the date of grant over five years.

(2)	Restricted stock remaining from a grant made on January 2, 2016 that vests ratably annually on the date of grant over five years.

(3)	Restricted stock remaining from a grant made on January 2, 2015 that vests ratably annually on the date of grant over five years.

(4)	Restricted stock remaining from a grant made on January 2, 2014 that vests ratably annually on the date of grant over five years.

(5)	Restricted stock remaining from a grant made on January 2, 2013 that vests ratably annually on the date of grant over five years.

(6)	Restricted stock remaining from a grant made on September 16, 2015 that vests ratably annually on the date of grant over three years.

(7)	Restricted stock remaining from a grant made on February 22, 2014 that vests ratably annually on the date of grant over five years.

(8)	Restricted stock remaining from a grant made on February 22, 2013 that vests ratably annually on the date of grant over five years.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	On Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David P. Yeager	—	—	24,040	1,051,750
Terri A. Pizzuto	—	—	15,900	695,625
Donald G. Maltby	—	—	10,000	412,000
James J. Damman	—	—	14,260	640,643
David L. Marsh	—	—	12,840	561,750

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2017 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David P. Yeager	440,000	25,800	714,201	171,668	4,211,977
Terri A. Pizzuto	48,000	14,400	97,415	—	866,799
Donald G. Maltby	129,680	18,000	39,794	30,950	344,627
James J. Damman (5)	—	—	53,507	—	459,443
David L. Marsh	248,384	12,000	5,394	199,846	681,734

(1)	Executive contributions are included in Salary in the Summary Compensation Table.

(2)	Our Company contributions are a match made subject to a cliff vesting requirement as more fully explained below. Our Company contributions are included in All Other Compensation in the Summary Compensation Table.

(3)	None of these earnings are included in the Summary Compensation Table as these are earnings on investments made in various commonly available investment vehicles.

(4)	The amount of compensation in the aggregate balance that was reported as compensation in the 2017 Summary Compensation Table is $465,800 for Mr. Yeager, $62,400 for Ms. Pizzuto, $147,680 for Mr. Maltby and $260,384 for Mr. Marsh. The amount of compensation in the aggregate balance that was reported as compensation in the 2016 Summary Compensation Table is $584,218 for Mr. Yeager, $58,500 for Ms. Pizzuto, $32,850 for Mr. Maltby and $228,159 for Mr. Marsh. The amount of compensation in the aggregate balance that was reported as compensation in the 2015 Summary Compensation Table is $171,495 for Mr. Yeager, $54,607 for Ms. Pizzuto and $95,925 for Mr. Maltby and $187,416 for Mr. Marsh.

(5)	Mr. Damman participates in the Mode Plan (as defined below).

We adopted our current Deferred Compensation Plan effective January 1, 2005. We allow a select group of management and highly compensated employees to make contributions to our Deferred Compensation Plan. We also adopted a non-qualified deferred compensation plan effective April 1, 2011 in connection with the Mode acquisition (the “Mode Plan”). The Mode Plan was created to allow certain key Mode employees to continue deferring into a non-qualified plan for the remainder of 2011. Of our current named executive officers, only Mr. Damman participates in the Mode Plan. On December 31, 2011, the Mode Plan was closed and there will be no new contributions made into the Mode Plan.

Our Deferred Compensation Plan is funded and does not provide for a fixed rate of return. Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options. The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds. Participating employees can contribute up to 50% of their base salary and up to 90% of their annual cash incentive under the Deferred Compensation Plan.

The Deferred Compensation Plan also includes a match by our Company. The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary. The match vests over three years on a cliff basis. The Company match, if vested, and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to ten years, at the employee’s election. The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to ten years. The match is subject to forfeiture if the participant leaves the Company and goes to work for a competitor.

Our Mode Plan is also funded and does not provide for a fixed rate of return. Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options. The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds. The Mode Plan included a match by our Company equal to 50% of the first 10% of contributions to the plan with a maximum match equivalent to 5% of compensation. The match was fully vested once made. The Company match and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to fifteen years, at the employee’s election. The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to fifteen years.

23

Potential Payouts Upon Termination or Change of Control

As required, in the following section we disclose the amount that would have been earned by our named executive officers assuming a change of control on December 31, 2017.

Pursuant to their award agreements under our Long-Term Incentive Plans, the restricted stock of our named executive officers would vest upon a change of control event. Additionally, our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change in control.

Name	Value of Restricted Stock	Deferred Compensation	Total payout upon Change of Control
David P. Yeager	$4,393,388 (1)	$53,024	$4,446,412
Terri A. Pizzuto	$2,457,270 (2)	$29,288	$2,486,558
Donald G. Maltby	$2,107,600 (3)	$37,645	$2,145,245
James J. Damman	$2,106,163 (4)	—	$2,106,163
David L. Marsh	$2,127,047 (5)	$22,854	$2,149,901

(1)	As of December 31, 2017, Mr. Yeager owned 91,720 shares of restricted stock subject to vesting requirements.

(2)	As of December 31, 2017, Ms. Pizzuto owned 51,300 shares of restricted stock subject to vesting requirements.

(3)	As of December 31, 2017, Mr. Maltby owned 44,000 shares of restricted stock subject to vesting requirements.

(4)	As of December 31, 2017, Mr. Damman owned 43,970 shares of restricted stock subject to vesting requirements.

(5)	As of December 31, 2017, Mr. Marsh owned 44,406 shares of restricted stock subject to vesting requirements.

Definition of “Change of Control”

For purposes of the foregoing discussion, a change of control is defined as a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows: (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50 percent or more of the total voting power of the Company’s then outstanding stock; or (ii) A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph, the change in control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates; or (iii) individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David P. Yeager, Chairman and Chief Executive Officer (the “CEO”):

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our company (other than our CEO), was $58,082; and

•	the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $2,843,268, as set forth in the Summary Compensation Table.

24

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Yeager, our Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 49 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we examined our employee population as of November 15, 2017 utilizing the methodology and the material assumptions, adjustments, and estimates below:

•	our employee population for purposes of calculating the pay ratio disclosure was 2,825 after taking the 5% “De Minimus Exemption” for 38 employees who work in Canada and Mexico and excluding 1,498 employees employed by Estenson Logistics, LLC at the time of our acquisition on July 1, 2017;

•	we annualized the compensation for full-time employees that were not employed by us for all of 2017; and

•	the median employee’s annual total compensation is calculated using the same methodology we use for our CEO as set forth in the 2017 Summary Compensation Table in this proxy statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

25

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation for services rendered to the Company for the fiscal year ended December 31, 2017 for the Company’s independent directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Gary D. Eppen	100,000	240,625	—	—	—	2,925	(2)	343,550
Charles R. Reaves	100,000	240,625	—	—	—	—		340,625
Martin P. Slark	100,000	240,625	—	—	—	—		340,625
Jonathan P. Ward	100,000	240,625	—	—	—	—		340,625
James C. Kenny	100,000	240,625	—	—	—	—		340,625
Peter B. McNitt (3)	66,667	150,563	—	—	—	—		217,230

(1)	Consists of the aggregate grant date fair value of restricted stock awards made by our Company in 2017 in accordance with FASB ASC Topic 718. The amounts expensed in 2017 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company each with a vesting period of three years are $209,018 for Messrs. Eppen, Reaves, Slark and Ward, $133,737 for Mr. Kenny and $29,276 for Mr. McNitt.

(2)	Mr. Eppen contributed to our Deferred Compensation Plan in 2017 and received a match of $2,925 for 2017.

(3)	Mr. McNitt’s compensation was pro-rated to reflect his appointment in May 2017.

As of December 31, 2017, Messrs. Eppen, Reaves, Slark, Ward and Kenny each had 5,500 shares of restricted stock remaining from a grant made on January 2, 2017 that vests ratably over three years, 3,666 shares of restricted stock remaining from a grant made on January 2, 2016 that vests ratably over three years and 1,833 shares of restricted stock remaining from a grant made on January 2, 2015 that vests ratably over three years. Mr. Kenny had 2,750 shares remaining from a grant made on May 20, 2016 that vests ratably over three years. Mr. McNitt had 4,125 shares remaining from a grant made on June 20, 2017 that vests ratably over three years. No directors have options.

Directors who are not our employees received $100,000 for serving as a director during 2017. Directors who are our employees do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In connection with their 2017 compensation package, on January 2, 2017, Messrs. Eppen, Reaves, Slark, Ward and Kenny each received a grant of 5,500 shares or restricted Class A Common Stock with a value on the date of grant of $240,625. In connection with Mr. McNitt’s 2017 compensation package, on June 20, 2017, he received a grant of 4,125 shares of restricted Class A Common Stock with a value on the date of grant of $150,563. The restricted stock vests ratably over a three-year period.

Share Ownership Requirements for Non-Employee Directors

To directly align the interests of our non-employee directors with the interests of the stockholders, our Board adopted a policy that requires each non-employee director to maintain a minimum ownership interest in the Company. The policy was amended in February 2017 to increase each director’s ownership requirement of Company stock to a value of at least three times his annual retainer. Each director has five years to meet this requirement. Until they do, directors must retain a minimum of 25% of the stock granted to them in any one year.

Compensation Committee Interlocks and Insider Participation

None.

26

Audit Committee Report

Management has primary responsibility for the Company’s internal control and financial reporting process, and for making an assessment of the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the Company’s (i) consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and (ii) the Company’s internal control over financial reporting and to issue an opinion on those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management. The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as amended, as adopted by the PCAOB. The Audit Committee has also received from Ernst & Young LLP the written communication and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2017 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2017.

AUDIT COMMITTEE

Gary D. Eppen, Chairman
James C. Kenny Peter B. McNitt Charles R. Reaves
Martin P. Slark
Jonathan P. Ward

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INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2017 and 2016 for services provided to us were as follows:

	2017	2016
Audit Fees (1)	$1,585,405	$1,392,757
Audit-Related Fees (2)	$207,855	$397,180
Tax Fees (3)	$40,741	$37,259
All Other Fees (4)	$14,086	—
TOTAL	$1,848,087	$1,827,196

(1)	“Audit Fees” are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and December 31, 2016, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 and December 31, 2016, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2017 and 2016, and consultation with respect to various accounting and financial reporting matters during 2017 and 2016.

(2)	“Audit-Related Fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above. The 2017 Audit-Related Fees relate to assistance with financial due-diligence for potential acquisitions.

(3)	“Tax Fees” are fees for tax services billed by Ernst & Young.

(4)	There were “Other Fees” in 2017 related to professional services rendered for our Mexico operations and in connection with the review of an S-8 filing. There were no Other Fees incurred in 2016.

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the SEC. The Audit Committee may approve certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre- approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. All services provided by Ernst & Young during 2017 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At last year’s annual meeting, the Company provided stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2017 Annual Meeting. At our 2017 Annual Meeting, our stockholders overwhelmingly approved the proposal, with approximately 90% of the votes cast voting in favor of the proposal. Our Board has elected to hold a stockholder say on pay vote annually. Accordingly, this year the Company again seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

While the Company has consistently received high level approval of its compensation practices and policies from its stockholders, we listened to our stockholders’ requests to incorporate performance-based restricted stock into the long-term incentive compensation for executives. Beginning with the awards granted in 2018, each Section 16 officer’s annual long-term incentive will consist of fifty percent time-based restricted stock and fifty percent performance-based restricted stock. Our stockholders believe this better aligns executive performance with the Company’s long-term business strategy.

We encourage stockholders to review the Compensation Discussion and Analysis and related executive compensation tables. We believe our compensation program strikes the appropriate balance between using responsible pay practices and appropriately incentivizing our executives to create value for our stockholders. This balance is evidenced by the following:

•	A meaningful part of executive compensation is performance based, including our annual cash and long-term incentive, which is based primarily on EPS.

•	We have a five year vesting period for our annual time-based restricted stock grants to executive officers.

•	Beginning in 2018, annual restricted stock grants to executive officers will be fifty percent performance-based and fifty percent time-based.

•	We respond to economic conditions appropriately, such as freezing various base salaries during an economic downturn.

•	We do not make it a practice to provide tax gross-ups to our named executive officers.

•	We have no employment, severance or golden parachute agreements with any of our named executive officers and therefore, no excise tax gross-ups.

The Board strongly endorses the Company’s executive compensation program and unanimously recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The advisory vote on executive compensation will be approved if it receives a majority of votes cast by shares represented in person or by proxy and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote, provided a quorum is present.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

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PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS HUB GROUP’S
INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board is asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young, LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. EY has been the Company’s auditor since 2002. Although we are not required to obtain stockholder ratification of the selection of EY, our Board believes that the selection of an independent registered public accounting firm is an important matter and in the best interests of stockholders. For additional information regarding the Company’s relationship with EY, please refer to the Audit Committee Report and the Independent Public Accountants information contained above.

If the appointment of EY as our independent registered public accounting firm for 2018 is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2018 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of EY will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.

The Board unanimously recommends a vote “FOR” Proposal 3.

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PROXY SOLICITATION EXPENSE

The Company will pay the expense of any proxy solicitation. We have hired Alliance Advisors, LLC (‘‘Alliance Advisors’’) to assist in the solicitation of proxies. Alliance Advisors’ fees for its assistance in the solicitation of proxies are estimated to be $7,500, plus out-of-pocket expenses. In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone or personal interview by directors, officers, and employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than December 10, 2018, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders.

The Company anticipates that its next annual meeting of stockholders will be held in May 2019. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder’s intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 21, 2019 nor later than March 23, 2019. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois
April 9, 2018

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to please vote your proxy either by mail, telephone or over the Internet as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

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PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. HUB GROUP INC. ANNUAL MEETING OF STOCKHOLDERS May 22, 2018 10:00 A.M. CDT THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) David P. Yeager, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUB GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM CDT on May 22, 2018 at 2000 Clearwater Drive, Oak Brook, IL 60523, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (Continued and to be signed on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at http://www.viewproxy.com/hubgroup/2018.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR ALL the following. 1. Election of Directors Nominees: 1) David P. Yeager 4) James C. Kenny 7) Martin P. Slark 2) Donald G. Maltby 5) Peter B. McNitt 8) Jonathan P. Ward 3) Gary D. Eppen 6) Charles R. Reaves 9) Mary H. Boosalis Instructions: To withhold authority to vote for any individual nominee(s), mark "for All Except " and write the number(s) of the nominee(s). The Board of Directors recommends you vote FOR the following proposal: 2. Advisory vote on executive compensation. o nFOR no nAGAINST no nABSTAIN The Board of Directors recommends you vote FOR the following proposal: 3. Ratification of the selection of Ernst & Young LLP as Hub Group's independent registered accounting firm. o nFOR no nAGAINST no nABSTAIN CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone CONTROL NUMBER o FOR ALL o WITHHOLD ALL o FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW) INTERNET Vote Your Proxy on the Internet: Go to www.AALVote.com/HUBG Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. (v NOTE: Such other business as may properly come before the meeting or any adjournment thereof.